Exhibit 10.4

OFFICE LEASE

PLAZA EAST

BELLEVUE, WASHINGTON

PLAZA EAST PROPERTY LLC,

a Delaware limited liability company

as Landlord,

and

APPTIO, INC.,

a Delaware corporation,

as Tenant.

PLAZA EAST [Apptio, Inc.]

EXHIBITS

A	OUTLINE OF PREMISES
A-1	LEGAL DESCRIPTION
B	TENANT WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF TENANT’S ESTOPPEL CERTIFICATE
F	FORM OF LETTER OF CREDIT
G	BUILDING FAÇADE SIGNAGE

(i)	PLAZA EAST [Apptio, Inc.]

TABLE OF CONTENTS

Page

Abatement Event	36
Accountant	19
Alterations	23
Applicable Laws	40
Base Rent	13
Base Taxes	18
Base Year	14
bona-fide third-party offer	8
Brokers	45
Building	4
Building Common Areas	4
Building Hours	20
Common Areas	4
Comparable Buildings	12
Comparable First Offer Transactions	6, 9
Comparable Transactions	12
Contemplated Effective Date	31
Contemplated Transfer Space	31
Cosmetic Alterations	23
Cost Pools	18
Customary Tenant Equipment	21
Direct Expenses	14
Eligibility Period	36
Estimate	19
Estimate Statement	19
Estimated Excess	19
Excess	18
Expense Year	14
First Offer Briefs	7, 11
First Offer Free Base Rent Months	5, 9
First Offer Outside Agreement Date	7, 10
First Offer Proration Fraction	6, 9
First Offer Rebuttals	7, 11
First Offer Rent	5, 6, 9
First Offer Term	6, 10
First Refusal Notice	8
Force Majeure	44
Holidays	20
HVAC	20
Identification Requirements	46
Intention to Transfer Notice	31
Interest Rate	40
Intervening Lease	5
Landlord	1
Landlord Parties	25
Landlord Repair Notice	27
L-C	47
L-C Amount	47
Lease	1
Lease Commencement Date	11
Lease Expiration Date	11
Lease Term	11
Lease Year	11

(i)	PLAZA EAST [Apptio, Inc.]

Page

Lines	46
Mail	44
Nine Month Period	31
Notices	44
One Year Period	5, 8
Operating Expenses	14
Option Interest Notice	12
Option Rent	12
Option Rent Notice	12
Option Term	11
Original Improvements	26
Outside Agreement Date	12
Parking Charge	41
Premises	4
Project	4
Renovations	46
Right of First Offer	5
Right of First Refusal	8
Statement	18
Subject Space	29
Summary	1
Tax Expenses	17
Telecommunications Equipment	37
Tenant	1
Tenant HVAC System	22
Tenant Parties	25
Tenant Work Letter	4
Tenant's Security System	21
Tenant's Share	18
Transfer Notice	29
Transferee	29

(ii)	PLAZA EAST [Apptio, Inc.]

PLAZA EAST

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between PLAZA EAST PROPERTY LLC, a Delaware limited liability company (“Landlord”), and APPTIO, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date:	May 15, 2012

2. Premises (Article 1):

2.1 Building:	11100 NE 8th Street, Bellevue, Washington, which consists of 157,510 rentable square feet.

2.2 Premises:

61,481 rentable square feet of space comprised of the following:

(i) Suite 500, consisting of 21,683 rentable square feet of space located on the fifth (5th) floor of the Building;

(ii) Suite 600, consisting of 19,899 rentable square feet of space located on the sixth (6th) floor of the Building; and

(iii) Suite 700, consisting of 19,899 rentable square feet of space located on the seventh (7th) floor of the Building.

All as further set forth in Exhibit A to the Lease.

3. Lease Term (Article 2):

3.1 Length of Term:	Ninety-seven (97) months.

3.2 Lease Commencement Date:	The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises and (ii) the date upon which the Premises are Ready for Occupancy (as that term is defined in the Tenant Work Letter attached hereto as Exhibit B); provided, however, in no event shall the Lease Commencement Date occur prior to December 15, 2012.

3.3 Lease Expiration Date:	If the Lease Commencement Date shall be the first day of a calendar month, then the day immediately preceding the ninety-seventh (97th) “monthly” anniversary of the Lease Commencement Date; or, if the Lease Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the ninety-seventh (97th) “monthly” anniversary of the Lease Commencement Date occurs.

PLAZA EAST [Apptio, Inc.]

4.	Base Rent (Article 3):

Year of Lease Term	Annual Base Rent		Monthly Installment of Base Rent		Annual Base Rent per Rentable Square Foot
1 *	$1,844,430.00	*	$153,702.50	*	$30.00
2	$1,905,911.00		$158,825.92		$31.00
3	$1,967,392.00		$163,949.33		$32.00
4	$2,028,873.00		$169,072.75		$33.00
5	$2,090,354.00		$174,196.17		$34.00
6	$2,151,835.00		$179,319.58		$35.00
7	$2,213,316.00		$184,443.00		$36.00
8 (through the Lease Expiration Date)	$2,274,797.00		$189,566.42		$37.00

*	Subject to the term of Section 3.2 of this Lease, the Base Rent otherwise attributable to the Premises for the first eight (8th) full calendar months after the Lease Commencement Date shall be abated.

5. Base Year (Article 4):	Calendar year 2013.

6. Tenant’s Share (Article 4):	Approximately 39.0331%.

7. Permitted Use (Article 5):	General office use and incidental uses related thereto, all consistent with a first-class office building.

8. Security Deposit (Article 21):	None.

9. Parking Pass Ratio (Article 28):	Two and seventy-five one-hundredths (2.75) unreserved parking passes for every 1,000 rentable square feet of the Premises, subject to the terms of Article 28 of the Lease.

10. Address of Tenant (Section 29.18):

Apptio, Inc.

225 108th Ave NE, Suite 200

Bellevue, Washington 98004

Attention: Todd Smith, General Counsel

(Prior to Lease Commencement Date)

and

Apptio, Inc.

11100 NE 8th Street, Suite 500

Bellevue, Washington 98004

Attention: Todd Smith, General Counsel

(After Lease Commencement Date)

11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

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12. Broker(s) (Section 29.24):	The CAC Group 10900 NE 8th Street, Suite 610 Bellevue, Washington 98004 and Broderick Group 10500 NE 8th Street, Suite 900 Bellevue, Washington 98004

13. Letter of Credit (Article 30)	$2,500,000.00, subject to conditional reduction on the terms set forth in Article 30 of the Lease.

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary (which shall not be subject to re-measurement or modification). The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant and Landlord each covenant as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Tenant shall accept the Premises in their existing, “as is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. Except when and where Tenant’s right of access is specifically excluded as the result of (i) an emergency, (ii) as required by “Applicable Laws,” as that term is defined in Article 24 of this Lease, or (iii) a specific provision of this Lease, Tenant shall have the right of ingress and egress to the Premises, the Building, and the Project parking areas twenty-four (24) hours per day, seven (7) days per week on each day during the Lease Term.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office project currently known as “Plaza East.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, and (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located. The legal description of the Project as it exists as of the date of this Lease is attached hereto as Exhibit A-1. As of the date of Landlord’s delivery of the Premises to Tenant, Landlord shall, at Landlord’s cost and expense, cause the Base Building, Building Structure and Building Systems portions of the Premises (including all restrooms and entrances to the Premises), the Building and the Project to comply with Applicable Laws, including the Americans with Disabilities Act (the “ADA”), to the extent required to allow the legal occupancy of the Premises for the Permitted Use.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the Rules and Regulations set forth in Exhibit D, attached hereto and referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (but shall at least be consistent with the manner in which the common areas of the “Comparable Buildings,” as that term is defined in Section 2.2.2, below, are maintained) and the use thereof shall be subject to the Rules and Regulations set forth in Exhibit D, attached hereto. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that, in connection therewith, Landlord shall at all times use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business at the Premises.

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1.2 Right of First Offer.

1.2.1 Right of First Offer. Landlord hereby grants to Tenant named in this Lease (the “Original Tenant”) or an assignee allowed pursuant to the terms of Section 14.8 of this Lease (a “Permitted Assignee”) an on-going right of first offer with respect to space coming available for lease to third parties on the third (3rd) and eighth (8th) floors of the Building (such space, the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant (the “Right of First Offer”) shall be subject and subordinate to (i) the expiration or earlier termination of the existing lease(s) for such First Offer Space (including any renewal, and regardless of whether such renewal is expressly set forth in such existing lease, or whether such renewal is effectuated by a lease amendment or a new lease), (ii) the expiration or earlier termination of any Intervening Leases (as defined below) (including any renewal, and regardless of whether such renewal is expressly set forth in such Intervening Lease, or whether such renewal is effectuated by a lease amendment or a new lease) and (iii) all rights of third-parties existing as of the date hereof relating to the First Offer Space, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (for purposes of this Section 1.2, each, a “Superior Right Holder”). Tenant’s Right of First Offer shall be on the terms and conditions set forth in this Section 1.2.

1.2.2 Procedure for Offer. Subject to the terms hereof, Landlord shall notify Tenant (the “First Offer Notice”) when the First Offer Space becomes available for lease to third parties as reasonably determined by Landlord, or if such space is vacant, prior to entering into any lease with a third party with respect thereto, provided that no Superior Right Holder wishes to lease such space pursuant to such Superior Right Holder’s superior right. The First Offer Notice shall set forth in reasonable detail the size and configuration of the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Section 1.2.4 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.

1.2.3 Procedure for Acceptance. If Tenant wishes to exercise the Right of First Offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice (“First Offer Exercise Notice”) to Landlord of Tenant’s exercise of the Right of First Offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice, provided that (i) if the First Offer Commencement Date (defined below) is anticipated by Landlord to occur prior to the first anniversary of the Lease Commencement Date (the “One Year Period”), then the First Offer Rent shall be as set forth in Section 1.2.4.1, below, and (ii) after the One Year Period, Tenant may, upon and concurrent with such exercise, object to the First Offer Rent contained in the First Office Notice, in which case the parties shall follow the procedure, and the First Offer Rent shall be determined, as set forth in Section 1.2.4, below (“Tenant’s First Offer Arbitration Right”). If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires (any lease of such space to a third party shall be referred to herein as an “Intervening Lease”). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise the Right of First Offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.2.4 First Offer Space Rent.

1.2.4.1 During One Year Period. If the First Offer Commencement Date (defined below) is anticipated by Landlord to occur during the One Year Period, then Tenant shall pay rent for the First Offer Space (“First Offer Rent”) as follows: (i) Tenant shall pay Base Rent for the First Offer Space at the same rate per rentable square foot payable from time to time by Tenant for the Premises (as set forth in Section 4 of the Summary), and (ii) Tenant shall pay Tenant’s Share of Direct Expenses for the First Offer Space in accordance with the terms of this Lease, provided that Tenant’s Share with respect to the First Offer Space shall be calculated by dividing the rentable square footage of the First Offer Space leased by Tenant by the rentable square footage of the Building (as set forth in Section 2.1 of the Summary). Further, in connection with the Base Rent payable by Tenant for First Offer Space pursuant to the terms of this paragraph, the terms of Section 3.2 of this Lease shall specifically be inapplicable, provided that, so long as Tenant is not in default of this Lease after the expiration of any applicable notice and cure period, in the

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event that the First Offer Rent is determined under this paragraph, Tenant shall not be obligated to pay Base Rent for the First Offer Space for the number of first “First Offer Free Base Rent Months,” as that term is defined, below, occurring after the First Offer Commencement Date. For purposes of this paragraph, the number of “First Offer Free Base Rent Months” shall mean the product of (a) eight (8), and (b) a fraction (the “First Offer Proration Fraction”), the numerator of which equals the number of months remaining in the Lease Term as of the First Offer Commencement Date and the denominator of which equals the number of months in the initial Lease Term of this Lease. In no event shall the First Offer Proration Fraction be greater than one (1).

1.2.4.2 After One Year Period. If the First Offer Commencement Date is anticipated by Landlord to occur on or after the expiration of the One Year Period, the rent payable by Tenant for the First Offer Space (which shall also be referred to herein as the “First Offer Rent”) shall be the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the term of Tenant’s lease of the subject First Offer Space, are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the First Offer Space for a comparable term, which comparable space is located in the Building and in “Comparable Buildings,” as that term is defined in Section 2.2 of this Lease (“Comparable First Offer Transactions”), in either event taking into consideration only the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the First Offer Space, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by a typical general office user, (c) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces, and (d) other reasonable economic concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the First Offer Rent, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the First Offer Space or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space. The terms of Section 3.2 of this Lease shall be inapplicable to First Offer Rent calculated pursuant to the terms of this paragraph. The First Offer Rent under this paragraph shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations with respect to the First Offer Space. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable First Offer Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).

1.2.5 Construction In First Offer Space; Delay. Subject to the terms of Section 1.2.5.1 or 1.2.5.2, below, Tenant shall take the First Offer Space in its then “as is” condition, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8, below.

1.2.5.1 During One Year Period. If the First Offer Commencement Date is anticipated by Landlord to occur prior to the expiration of the One Year Period, then Tenant shall be entitled to an improvement allowance for cabling, project management fees, architecture and engineering fees, licenses, permits and the construction of improvements that are permanently affixed to the First Offer Space in an amount equal to the product of (i) $45.00, (ii) the rentable square footage of the First Offer Space leased by Tenant, and (iii) the First Offer Proration Fraction.

1.2.5.2 After One Year Period. If the First Offer Commencement Date is anticipated by Landlord to occur on or after the expiration of the One Year Period, any tenant improvement allowance to which Tenant may be entitled shall be determined as part of the First Offer Rent.

1.2.6 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease (the “First Offer Amendment”) for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 1.2 (provided, however, an otherwise valid exercise of Tenant’s right of first offer shall be of full force and effect irrespective of whether the First Offer Amendment is timely signed by Landlord and Tenant). The term of the First Offer Space (the “First Offer Term”) shall commence upon the date described as the commencement date for such space in the First Offer Notice (the “First Offer Commencement Date”) and terminate coterminously with the Lease Term of this Lease (as the same may be extended pursuant to the terms of Section 2.2, below).

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1.2.7 Termination of Right of First Offer. The rights contained in this Section 1.2 shall be personal to the Original Tenant or a Permitted Assignee, as the case may be, and may only be exercised by the Original Tenant or a Permitted Assignee, as the case may be (and not any other assignee, or any sublessee or other transferee of Tenant’s interest in this Lease) if the Original Tenant or a Permitted Assignee, as the case may be, occupies at least two (2) full floors of the Premises. Landlord shall have no obligation to provide a First Offer Notice to Tenant, and Tenant shall not have the right to lease First Offer Space in the event that less than two (2) years remain prior to the Lease Expiration Date, as same may be extended pursuant to the terms of Section 2.2 below. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.2, if, as of the date of the attempted exercise of the Right of First Offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default (beyond any applicable notice and cure period) under this Lease or Tenant has previously been in default (beyond any applicable notice and cure period) under this Lease more than once in the immediately preceding twelve (12) month period.

1.2.8 Increase in L-C Amount. Upon Tenant’s lease of any First Offer Space as provided in this Section 1.2, the amount of the “L-C Amount” as defined in Section 30.1, below, shall be increased on a proportionate basis based on the number of rentable square feet leased by Tenant as First Offer Space. Tenant shall provide Landlord with an amendment to the L-C, or a replacement L-C, in such increased amount, within ten (10) business days after Tenant’s election to lease the First Offer Space.

1.2.9 Determination of First Offer Rent. If the First Offer Commencement Date is anticipated by Landlord to occur on or after the expiration of the One Year Period, then in the event Tenant timely objects to the First Offer Rent as provided in Section 1.2.3, above, Landlord and Tenant shall attempt to agree upon the First Offer Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to the First Offer Rent (the “First Offer Outside Agreement Date”), then each party shall make a separate determination of the First Offer Rent within thirty (30) days, and such determinations shall be submitted to arbitration as follows:

1.2.9.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of the Building and Comparable Buildings. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted First Offer Rent is the closest to the actual First Offer Rent as determined by the arbitrators, taking into account the requirements of Section 1.2.4.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the applicable First Offer Outside Agreement Date.

1.2.9.2 The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

1.2.9.3 Landlord and Tenant shall each have the right to submit to the arbitrators (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the last arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of the First Offer Rent (the “First Offer Briefs”). Within five (5) business days following the exchange of First Offer Briefs, Landlord and Tenant shall each have the right to provide the arbitrators (with a copy to the other party) with a written rebuttal to the other party’s First Offer Brief (the “First Offer Rebuttals”); provided, however, such First Offer Rebuttals shall be limited to the facts and arguments raised in the other party’s First Offer Brief and shall identify clearly which argument or fact of the other party’s First Offer Brief is intended to be rebutted. At the option of the arbitrator(s), the arbitrator(s) may consult experts and competent authorities to verify factual information set forth in the First Offer Briefs or First Offer Rebuttals.

1.2.9.4 The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted First Offer Rent and shall notify Landlord and Tenant thereof.

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1.2.9.5 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

1.2.9.6 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable First Offer Outside Agreement Date, and the other party timely appoints an arbitrator, the arbitrator appointed by the other party shall reach a decision, notify Landlord and Tenant thereof in writing, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

1.2.9.7 If the two arbitrators appointed by the parties fail to timely agree upon and appoint a third arbitrator, or both parties fail to timely appoint an arbitrator, then the third arbitrator or the arbitrator, as the case may be, will be appointed by the then presiding judge of the King County Superior Court upon the application of either party (and any such arbitrator so selected shall be required to meet the requirements of Section 1.2.9.1, above).

1.2.9.8 Each party shall pay the charges of the arbitrator appointed by it. All other costs of the arbitration will be paid by Landlord if the First Offer Rent determined by arbitration is the First Offer Rent specified by Tenant in its notice given pursuant to this Section 1.2.9, and by Tenant if the First Offer Rent determined by arbitration is the First Offer Rent specified by Landlord in its notice given pursuant to this Section 1.2.9.

1.3 Right of First Refusal. Landlord hereby grants to the Original Tenant or a Permitted Assignee an on-going right of first refusal with respect to any available space on the fourth (4th) floor of the Building (such space, the “First Refusal Space”). Notwithstanding the foregoing, such first refusal right of Tenant (the “Right of First Refusal”) shall be subject and subordinate to (i) the expiration or earlier termination of the existing lease(s) for such First Refusal Space (including any renewal, and regardless of whether such renewal is expressly set forth in such existing lease, or whether such renewal is effectuated by a lease amendment or a new lease), and (ii) all rights of third-parties existing as of the date hereof relating to the First Refusal Space, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (for purposes of this Section 1.3, each, a “Superior Right Holder”). Tenant’s Right of First Refusal shall be on the terms and conditions set forth in this Section 1.3.

1.3.1 Procedure for Offer. Landlord shall notify Tenant (the “First Refusal Notice”) from time-to-time when and if Landlord receives a “third-party offer” for all or a portion of the First Refusal Space. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space. The First Refusal Notice shall describe the First Refusal Space, the “First Refusal Rent,” as that term is defined in Section 1.3.3, below, and other fundamental economic terms and conditions, including the method of measurement of rentable and usable square feet, upon which Landlord is willing to lease the First Refusal Space to Tenant (provided that Landlord shall have no obligation to offer to lease the First Refusal Space to Tenant upon any of the terms or conditions set forth in such third-party offer, it being acknowledged and agreed that Landlord shall only be obligated offer to lease the First Refusal Space to Tenant on the terms and conditions set forth in this Section 1.3), provided that no Superior Right Holder wishes to lease such space pursuant to such Superior Right Holder’s superior right. For purposes of this Section 1.3, a “third-party offer” shall mean a request for proposal from a third-party tenant or a lease proposal from a third-party tenant.

1.3.2 Procedure for Acceptance. If Tenant wishes to exercise the Right of First Refusal with respect to the space described in the First Refusal Notice, then within ten (10) business days of delivery of the First Refusal Notice to Tenant, Tenant shall deliver notice (“First Refusal Exercise Notice”) to Landlord of Tenant’s exercise of the Right of First Refusal with respect to the entire space described in the First Refusal Notice on the terms contained in such notice, provided that (i) if the First Refusal Commencement Date (defined below) is anticipated by Landlord to occur prior to the first anniversary of the Lease Commencement Date (the “One Year Period”), then the First Refusal Rent shall be as set forth in Section 1.3.3.1, below, and (ii) after the One Year Period, Tenant may, upon and concurrent with such exercise, object to the First Refusal Rent contained in the First Refusal Notice, in which case the parties shall follow the procedure, and the First Refusal Rent shall be determined, as set forth in Section 1.3.8, below (“Tenant’s First Refusal Arbitration Right”). If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, however, if Landlord fails to lease such First Refusal Space to a third-party within six (6) months following Landlord’s delivery of the First Refusal Notice to Tenant, then

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Tenant’s Right of First Refusal with respect to such space shall again be renew and Landlords shall reoffer such space to Tenant in accordance with the terms set forth in this Section 1.3. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise the Right of First Refusal, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.3.3 First Refusal Space Rent.

1.3.3.1 During the One Year Period. If the First Refusal Commencement Date (defined below) is anticipated by Landlord to occur during the One Year Period, then Tenant shall pay rent for the First Refusal Space (“First Refusal Rent”) as follows: (i) Tenant shall pay Base Rent for the First Refusal Space at the same rate per rentable square foot payable from time to time by Tenant for the Premises (as set forth in Section 4 of the Summary), and (ii) Tenant shall pay Tenant’s Share of Direct Expenses for the First Refusal Space in accordance with the terms of this Lease, provided that Tenant’s Share with respect to the First Refusal Space shall be calculated by dividing the rentable square footage of the First Refusal Space leased by Tenant by the rentable square footage of the Building (as set forth in Section 2.1 of the Summary). Further, in connection with the Base Rent payable by Tenant for First Refusal Space pursuant to the terms of this paragraph, the terms of Section 3.2 of this Lease shall specifically be inapplicable, provided that, so long as Tenant is not in default of this Lease after the expiration of any applicable notice and cure period, in the event that the First Refusal Rent is determined under this paragraph, Tenant shall not be obligated to pay Base Rent for the First Refusal Space for the number of “First Refusal Free Base Rent Months,” as that term is defined, below, first occurring after the First Refusal Commencement Date. For purposes of this paragraph, the number of “First Refusal Free Base Rent Months” shall mean the product of (a) eight (8), and (b) a fraction (the “First Refusal Proration Fraction”), the numerator of which equals the number of months remaining in the Lease Term as of the First Refusal Commencement Date and the denominator of which equals the number of months in the initial Lease Term of this Lease. In no event shall the First Refusal Proration Fraction be greater than one (1).

1.3.3.2 After One Year Period. If the First Refusal Commencement Date is anticipated by Landlord to occur on or after the expiration of the One Year Period, the rent payable by Tenant for the First Refusal Space (which shall also be referred to herein as the “First Refusal Rent”) shall be the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the term of Tenant’s lease of the subject First Refusal Space, are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the First Refusal Space for a comparable term, which comparable space is located in the Building and in “Comparable Buildings,” as that term is defined in Section 2.2 of this Lease (“Comparable First Refusal Transactions”), in either event taking into consideration only the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the First Refusal Space, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by a typical general office user, (c) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces, and (d) other reasonable economic concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the First Refusal Rent, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the First Refusal Space or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space. The terms of Section 3.2 of this Lease shall be inapplicable to First Refusal Rent calculated pursuant to the terms of this paragraph. The First Refusal Rent under this paragraph shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations with respect to the First Refusal Space. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable First Refusal Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).

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1.3.4 Construction In First Refusal Space; Delay. Subject to the terms of Section 1.3.4.1 or 1.3.4.2, below, Tenant shall take the First Refusal Space in its then “as is” condition , and the construction of improvements in the First Refusal Space shall comply with the terms of Article 8, below.

1.3.4.1 During One Year Period. If the First Refusal Commencement Date is anticipated by Landlord to occur prior to the expiration of the One Year Period, then Tenant shall be entitled to an improvement allowance for cabling, project management fees, architecture and engineering fees, licenses, permits and the construction of improvements that are permanently affixed to the First Refusal Space in an amount equal to the product of (i) $45.00, (ii) the rentable square footage of the First Refusal Space leased by Tenant, and (iii) the First Refusal Proration Fraction.

1.3.4.2 After One Year Period. If the First Refusal Commencement Date is anticipated by Landlord to occur on or after the expiration of the One Year Period, any tenant improvement allowance to which Tenant may be entitled shall be determined as part of the First Refusal Rent.

1.3.5 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease (the “First Refusal Amendment”) for such First Refusal Space upon the terms and conditions as set forth in the First Refusal Notice and this Section 1.3 (provided, however, an otherwise valid exercise of Tenant’s right of first offer shall be of full force and effect irrespective of whether the First Refusal Amendment is timely signed by Landlord and Tenant). The term of the First Refusal Space (the “First Refusal Term”) shall commence upon the date described as the commencement date for such space in the First Refusal Notice (the “First Refusal Commencement Date”) and terminate coterminously with the Lease Term of this Lease (as the same may be extended pursuant to the terms of Section 2.2, below).

1.3.6 Termination of Right of First Refusal. The rights contained in this Section 1.3 shall be personal to the Original Tenant or a Permitted Assignee, as the case may be, and may only be exercised by the Original Tenant or a Permitted Assignee, as the case may be (and not any other assignee, or any sublessee or other transferee of Tenant’s interest in this Lease) if the Original Tenant or a Permitted Assignee, as the case may be, occupies at least two (2) full floors of the Premises. Landlord shall have no obligation to provide a First Refusal Notice to Tenant, and Tenant shall not have the right to lease First Refusal Space in the event that less than two (2) years remain prior to the Lease Expiration Date, as same may be extended pursuant to the terms of Section 2.2 below. Tenant shall not have the right to lease First Refusal Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of the Right of First Refusal by Tenant, or as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default (beyond any applicable notice and cure period) under this Lease or Tenant has previously been in default (beyond any applicable notice and cure period) under this Lease more than once in the immediately preceding twelve (12) month period.

1.3.7 Increase in L-C Amount. Upon Tenant’s lease of any First Refusal Space as provided in this Section 1.3, the amount of the “L-C Amount” as defined in Section 30.1, below, shall be increased on a proportionate basis based on the number of rentable square feet leased by Tenant as First Refusal Space. Tenant shall provide Landlord with an amendment to the L-C, or a replacement L-C, in such increased amount, within ten (10) business days after Tenant’s election to lease the First Refusal Space.

1.3.8 Determination of First Refusal Rent. If the First Refusal Commencement Date is anticipated by Landlord to occur on or after the expiration of the One Year Period, and in the event Tenant timely objects to the First Refusal Rent as provided in Section 1.3.2, above, then Landlord and Tenant shall attempt to agree upon the First Refusal Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to the First Refusal Rent (the “First Refusal Outside Agreement Date”), then each party shall make a separate determination of the First Refusal Rent within thirty (30) days, and such determinations shall be submitted to arbitration as follows:

1.3.8.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of the Building and Comparable Buildings. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted First Refusal Rent is the closest to the actual First Refusal Rent as determined by the arbitrators, taking into account the requirements of Section 1.2.4.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the applicable First Refusal Outside Agreement Date.

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1.3.8.2 The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

1.3.8.3 Landlord and Tenant shall each have the right to submit to the arbitrators (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the last arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of the First Refusal Rent (the “First Refusal Briefs”). Within five (5) business days following the exchange of First Refusal Briefs, Landlord and Tenant shall each have the right to provide the arbitrators (with a copy to the other party) with a written rebuttal to the other party’s First Refusal Brief (the “First Refusal Rebuttals”); provided, however, such First Refusal Rebuttals shall be limited to the facts and arguments raised in the other party’s First Refusal Brief and shall identify clearly which argument or fact of the other party’s First Refusal Brief is intended to be rebutted. At the option of the arbitrator(s), the arbitrator(s) may consult experts and competent authorities to verify factual information set forth in the First Refusal Briefs or First Refusal Rebuttals.

1.3.8.4 The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted First Refusal Rent and shall notify Landlord and Tenant thereof.

1.3.8.5 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

1.3.8.6 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable First Refusal Outside Agreement Date, and the other party timely appoints an arbitrator, the arbitrator appointed by the other party shall reach a decision, notify Landlord and Tenant thereof in writing, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

1.3.8.7 If the two arbitrators appointed by the parties fail to timely agree upon and appoint a third arbitrator, or both parties fail to timely appoint an arbitrator, then the third arbitrator or the arbitrator, as the case may be, will be appointed by the then presiding judge of the King County Superior Court upon the application of either party (and any such arbitrator so selected shall be required to meet the requirements of Section 1.2.9.1, above).

1.3.8.8 Each party shall pay the charges of the arbitrator appointed by it. All other costs of the arbitration will be paid by Landlord if the First Refusal Rent determined by arbitration is the First Refusal Rent specified by Tenant in its notice given pursuant to this Section 1.2.9, and by Tenant if the First Refusal Rent determined by arbitration is the First Refusal Rent specified by Landlord in its notice given pursuant to this Section 1.2.9.

ARTICLE 2

LEASE TERM

2.1 In General. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

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2.2 Option Term.

2.2.1 Option Right. Landlord hereby grants the Original Tenant or a Permitted Assignee, as the case may be, one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease after the expiration of any applicable cure period. Upon the proper exercise of each such option to extend, the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to the Original Tenant or a Permitted Assignee, as the case may be, and may only be exercised by the Original Tenant or a Permitted Assignee, as the case may be (and not any other assignee, or any sublessee or other transferee of Tenant’s interest in this Lease), if the Original Tenant or a Permitted Assignee, as the case may be, occupies at least one (1) full floor of the Premises.

2.2.2 Market Rent. The rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Market Rent for the Premises. For purposes of this Lease, “Market Rent” be equal to the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises (or the First Offer Space/First Refusal Space, as applicable) for a term of five (5) years, which comparable space is located in the Building and in “Comparable Buildings,” as that term is defined, below (“Comparable Transactions”), in either event taking into consideration only the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises (or the First Offer Space/First Refusal Space, as applicable), such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by a typical general office user, and (c) other reasonable economic concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Market Rent, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the Premises during the Option Term, or (ii) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting, and construction of tenant improvements in such comparable spaces. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). For purposes of this Lease, the term “Comparable Buildings” shall mean the following office buildings located in Bellevue, Washington: Key Center, Lincoln Square, Skyline Tower, City Center Plaza, the Expedia Building (also known as Tower 333), the Bravern, Bellevue Place, Summit 1 and Summit II, Symetra Plaza, US Bank Plaza, Plaza Center, One Bellevue Center, and any other “Class A” office building comparable to the Building in terms of size, quality of construction, and appearance, constructed in downtown Bellevue, Washington, after the date of this Lease.

2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, and only in the following manner: (i) Tenant shall deliver written notice to Landlord (the “Option Interest Notice”) not more than eighteen (18) months nor less than fifteen (15) months prior to the expiration of the Lease Term, stating that Tenant is interested in exercising its option (provided that in no event shall the Option Interest Notice bind Tenant to lease the Premises during the Option Term); (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than thirteen (13) months prior to the expiration of the initial Lease Term, setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring twelve (12) months prior to the expiration of the initial Lease Term, exercise the option by delivering written notice thereof to Landlord, and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4, below.

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2.2.4 Determination of Option Rent. In the event Tenant timely objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, as the case may be, within thirty (30) business days, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7, below.

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of the Building and Comparable Buildings. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent, is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date.

2.2.4.2 The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

2.2.4.3 Landlord and Tenant shall each have the right to submit to the arbitrators (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the last arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of the Option Rent (the “Briefs”). Within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the arbitrators (with a copy to the other party) with a written rebuttal to the other party’s Brief (the “Rebuttals”); provided, however, such Rebuttals shall be limited to the facts and arguments raised in the other party’s Brief and shall identify clearly which argument or fact of the other party’s Brief is intended to be rebutted. At the option of the arbitrator(s), the arbitrator(s) may consult experts and competent authorities to verify factual information set forth in the Briefs or Rebuttals.

2.2.4.4 The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

2.2.4.5 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.4.6 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.4.7 If the two arbitrators appointed by the parties fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the third arbitrator or the arbitrator, as the case may be, will be appointed by the then presiding judge of the King County Superior Court upon the application of either party (and any such arbitrator so selected shall be required to meet the requirements of Section 2.2.4.1, above).

2.2.4.8 Each party shall pay the charges of the arbitrator appointed by it. All other costs of the arbitration shall be paid by Landlord if the Option Rent determined by arbitration is the Option Rent specified by Tenant in its notice given pursuant to Section 2.2.4, and by Tenant if the Option Rent determined by arbitration is the Option Rent specified by Landlord in its notice given pursuant to Section 2.2.3.

ARTICLE 3

BASE RENT

3.1 In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in

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the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abated Base Rent. Provided that Tenant is not in default of this Lease (after the expiration of any applicable notice and cure period) during the first twelve (12) months of the initial Lease Term, Tenant shall not be obligated to pay an amount equal to $153,702.50 of the monthly Base Rent attributable to the Premises for each of the first eight (8) full calendar months of the initial Lease Term.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any “Expense Year,” as that term is defined in Section 4.2.6 below, below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably anticipated to reduce Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program;

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(iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area (servicing the Building) operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) (intentionally omitted); (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine using sound real estate accounting principles consistently applied, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses, or to enhance the safety or security of the Project or its occupants, or (B) that are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost over the reasonable useful life of such improvements as determined in accordance with sound real estate accounting principles consistently applied, not to exceed the reasonable payback period in the case of Operating Expenses reducing improvements); (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project or parking facilities);

(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and utility costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any disputes or lawsuits with any mortgagee, costs of buying or selling (including the cost of any real estate transfer taxes or similar taxes upon a direct or indirect sale of the Building or Project), syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project or the Project itself, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

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(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g) amount paid as ground rental for the Project by the Landlord;

(h) except for a commercially reasonable Project management fee that is not duplicative of other costs included in Operating Expenses, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l) in-house legal and/or accounting (as opposed to office building bookkeeping) fees;

(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(o) costs arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(p) (p) subject to Tenant’s obligations under Section 5.2 of this Lease, the cost of remediation and removal of hazardous material (as defined under Applicable Laws) in the Building or on the Project as required by Applicable Laws; provided, however, that the provisions of this paragraph shall not preclude the inclusion of costs with respect to materials (whether existing at the Project as of the date of this Lease or subsequently introduced to the Project) that are not, as of the date of this Lease (or as of the date of introduction), deemed to be hazardous materials under Applicable Laws but that are subsequently deemed to be hazardous materials under Applicable Laws;

(q) fees, costs, and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants or prospective tenants of the Building or the Project, with Landlord’s employees or contractors, or with providers of goods and services to the Project;

(r) legal fees and costs concerning the negotiation and preparation of this Lease or any litigation between Landlord and Tenant or any other tenant;

(s) any reserves retained by Landlord;

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(t) any charitable or political contributions made by Landlord and all costs, fees and expenses related thereto;

(u) except as may be otherwise expressly provided in this Lease with respect to specific items, including, without limitation, any management fee paid by Landlord, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds the reasonable cost for such services or materials absent such relationship in Class A office building of comparable quality in downtown Bellevue, Washington;

(v) legal fees and costs, settlements, judgments, penalties, fines, or awards paid or incurred because of disputes between Landlord and any federal, state, county, or local government or municipal authority; and

(w) Tax Expenses.

Notwithstanding anything contained in this Article 4 to the contrary, in no event shall “Controllable Expenses,” as that term is defined, below, in any calendar year following the Base Year exceed 105% of the Controllable Expenses incurred during the prior year, calculated on a cumulative and compounded basis. For purposes of this Lease, “Controllable Expenses” shall mean (i) rent on the management office of the Building or Project; (ii) salaries of Building management personnel, including but not limited to the Building manager, assistant manager, Building on-site engineers and secretaries; (iii) the amount of rent charged to Operating Expenses as rent for the Building and/or Project management office; (iv) accounting costs; (v) fees charged by the property manager of the Building and/or Project; and (vi) the costs of janitorial service contracts, security service contracts, landscaping contracts, HVAC maintenance contracts, elevator maintenance contracts, and life safety maintenance contracts. Furthermore, notwithstanding anything contained in this paragraph to the contrary, Controllable Expenses shall not include (a) the cost of union labor, including labor which is not union as of the date of this Lease but which unionizes after the date of this Lease, (b) market-wide labor-rate increases due to extraordinary circumstances, including without limitation, boycotts and strikes, (c) costs incurred due to an event of “Force Majeure,” as that term is defined in Section 29.16 of this Lease, and (d) costs incurred to comply with Applicable Laws.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements. In no event shall the components of Direct Expenses for any Expense Year related to Project insurance, security or utility costs be less than the components of Direct Expenses related to Project insurance, security or utility costs, respectively, in the Base Year.

4.2.5 Taxes.

4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, real estate excise taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

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4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other revenue from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon. Notwithstanding the foregoing or any provisions to the contrary set forth in this Lease, Tax Expenses shall not include any real estate transfer taxes or similar taxes upon the direct sale or indirect sale of the Building.

4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) all penalties and interest on any Tax Expenses as a result of Landlord’s failure to pay the same as and when payable (whether contested or not), corrections or underpayments to the extent applicable to periods occurring prior to the Lease Commencement Date, and (v) special assessments to the extent any portion thereof is or could have been payable without penalty following the expiration of the Lease Term.

4.2.5.4 The amount of Tax Expenses for the Base Year attributable to the valuation of the Project, inclusive of tenant improvements, shall be known as the “Base Taxes”. If in any comparison year subsequent to the Base Year, the amount of Tax Expenses decreases below the amount of Base Taxes, then for purposes of all subsequent comparison years, including the comparison year in which such decrease in Tax Expenses occurred, the Base Taxes, and therefore the Base Year, shall be decreased by an amount equal to the decrease in Tax Expenses.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

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4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall provide Tenant within one hundred fifty (150) days following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. Payment by Tenant of any Excess as shown in a Statement shall not in any restrict or impair Tenant’s right to dispute such amount pursuant to Section 4.6, below. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days following demand by Landlord, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than eighteen (18) calendar months after the expiration of the applicable Expense Year (other than governmental assessments or utility billings or assessments).

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. Landlord shall provide Tenant with the Estimate Statement within one hundred fifty (150) days following the end of each Expense Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days following demand by Landlord, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any taxes assessed against Tenant other than the rent or services herein or otherwise respecting this Lease by any governmental agencies.

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4.6 Landlord’s Books and Records. Within one (1) year after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and is not working on a contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in default under this Lease beyond any applicable notice and cure periods. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Landlord shall at all times maintain books and records in a single place located in a major city in the United States (provided that if such records are not maintained in Bellevue or Seattle, Washington, Landlord shall, at Landlord’s expense, provide copies of such records at a location in Bellevue or Seattle, Washington), and shall reasonably cooperate with Tenant or its accountant in such review. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within one (1) year of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, Landlord and Tenant shall meet in order to resolve the dispute. If Landlord and Tenant are unable to resolve the dispute, a final and binding determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) to be jointly selected by Landlord and Tenant; provided that if such determination by the Accountant reflects that Direct Expenses were overstated by more than two percent (2%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord. If such audit or review by the Accountant reveals that Landlord has overcharged or undercharged Tenant, then, within thirty (30) days after the results of such audit, Landlord shall reimburse Tenant the amount of the overcharge or Tenant shall pay the amount of the undercharge, as applicable. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant with respect to such Statement.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of Applicable Laws. Tenant shall not do or permit anything to be done in or about the Premises which will unreasonably interfere with the rights of other tenants or occupants of the Building, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project, provided that any such easements, covenants, conditions, or restrictions shall not unreasonably interfere with Tenant’s use of the Premises.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) for normal office use in the Premises from 7:00 A.M. to 7:00 P.M. Monday through Friday, and on Saturdays from 7:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day,

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Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays which are observed by other buildings comparable to and in the vicinity of the Building (collectively, the “Holidays”).

6.1.2 Landlord shall, at Landlord’s expense, provide adequate Building standard electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of two (2) watts per rentable square foot of the Premises during Building Hours, calculated on a monthly basis, and (ii) the connected electrical load of Tenant’s lighting fixtures does not exceed an average of one (1) watt per rentable square foot of the Premises during Building Hours, calculated on a monthly basis, and the electricity so furnished for Tenant’s lighting will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to applicable laws and regulations. Additional electrical capacity is available (up to a combined total of six (6) watts per rentable square foot of the Premises for Tenant’s server room, laboratories, and associated cooling) provided that Tenant shall bear the cost of all additional wiring, electrical panels and other items required to supply such additional electrical capacity to the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.4 Landlord shall provide janitorial services to the Premises, except for weekends and the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other Comparable Buildings.

6.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have one elevator available at all other times, including on the Holidays.

6.1.6 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.1.7 Landlord shall provide access control service consistent with such service in other Comparable Buildings. Although Landlord agrees to provide such access control service, notwithstanding anything to the contrary contained in this Lease, neither Landlord nor the “Landlord Parties,” as that term is defined in Section 10.1 of this Lease, shall be liable for, and Landlord and the Landlord Parties are hereby released from any responsibility for any damage either to person or property sustained by Tenant incurred in connection with or arising from any acts or omissions of any access control personnel. Subject to the terms of this Lease (including the Article 8 hereof), Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises. Tenant may coordinate Tenant’s Security System to provide that the Building’s system and Tenant’s Security System will operate on the same type of key card, so that Tenant’s employees are able to use a single card for both systems, but shall not otherwise integrate Tenant’s Security System with the Building systems. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and removal of Tenant’s Security System.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. Landlord shall, at its sole cost and expense, cause the Building’s HVAC system, fire suppression systems and all other mechanical systems to be in proper working condition consistent with other Class A building standards as of the Lease Commencement Date.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease (provided that Landlord expressly acknowledges and agrees that Landlord’s consent shall not be required for typical quantities of typical office desktop computers, copiers, and other, similar typical office equipment (“Customary Tenant Equipment”)). If Tenant uses water,

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electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the actual cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.31, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed (provided that Landlord’s consent shall not be required for Customary Tenant Equipment). If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at the “After Hours HVAC Cost,” as that term is defined below. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall promptly pay to Landlord, Landlord’s standard charge, for any services provided to Tenant which Landlord is not specifically obligated to provide to Tenant pursuant to the terms of this Lease. For purposes of this Lease, “After Hours HVAC Cost” shall mean the sum of (a) $40 per hour per floor (the “Base HVAC Amount”) and (b) any increase in the actual cost of providing after hours HVAC service following the date of this Lease.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease to the contrary) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control (provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to Applicable Laws for personal injury and property damage to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors); and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as specifically set forth in Section 19.5.2 of this Lease to the contrary) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to Applicable Laws for personal injury and property damage to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors.

6.4 Chilled Water/Heat Pumps. As of the date of this Lease, the Premises contains the following heat pumps: (i) two (2) three (3)-ton heat pumps on the sixth (6th) floor and (ii) one (1) four (4)-ton heat pump, and one three (3) ton heat pump on the seventh (7th) floor (the “Heat Pumps”), and one (1) 19-Ton dry cooler on the roof of the Building (the “Cooler Unit”). Prior to the Lease Commencement Date, Tenant shall have the right to inspect the Heat Pumps and Cooler Unit, and if elected by Tenant at Tenant’s option Tenant shall have the right to use such equipment (the “Existing Equipment”) in order to provide a supplemental air conditioning in the Premises (the “Tenant HVAC System”). In such event, Landlord shall transfer ownership of and responsibility for the Existing Equipment to Tenant, in which case, Tenant shall be solely responsible for all costs and fees associated therewith, and Tenant shall pay, as Additional Rent hereunder, all monthly charges and utility fees incurred by Landlord in connection therewith. Landlord makes no representations or warranties whatsoever with respect to the condition of any of the Existing Equipment, including without limitation, the performance thereof. If Tenant does not elect to utilize the Existing Equipment, then Landlord shall remove the Heat Pumps from the Premises at Landlord’s sole cost and expense. In lieu of the Existing Equipment, Tenant shall have the right to install it’s own new heat pumps in the Premises or (as provided below) cooler unit on the roof in order to provide the Tenant HVAC System. In the event that the Tenant HVAC System is not installed as a “Tenant Improvement,” as that term is defined in the Tenant Work Letter, in accordance with the terms of the Tenant Work Letter, the Tenant HVAC System shall be installed, if at all, by Tenant

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in accordance with the terms of Article 8, below. In the event that the Tenant HVAC System is installed, Tenant acknowledges that Tenant shall not be entitled to remove the Tenant HVAC System and that the Tenant HVAC System shall become a part of the realty and belong to Landlord and shall be surrendered with the Premises upon the expiration or earlier termination of this Lease, unless Landlord shall require that the same be removed (and associated repairs made) by notice to Tenant prior to the expiration or earlier termination of this Lease, in which case Tenant shall, at Tenant’s sole cost and expense, perform such removal and repairs prior to the expiration of the Lease Term. In addition to the Existing Equipment, Tenant shall have the right, at Tenant’s sole cost and expense, to either (a) replace the existing Cooler Unit with one of larger capacity, or (b) install (1) additional cooler unit within a 4’ x 12’ area on the roof of the Building, with a capacity not to exceed 20 tons (any such additional cooler, the “Additional Cooler”). If Tenant elects to install an Additional Cooler, Tenant shall be required to pay a monthly rental amount in connection with Tenant’s use of the rooftop, at a rate to be reasonably determined by Landlord. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no obligation to remove the Existing Equipment at the end of the Lease Term. If Landlord desires to remove the Existing Equipment, any such removal shall be at Landlord’s sole cost and expense.

ARTICLE 7

REPAIRS

Landlord shall maintain in first-class condition and operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, landscaping, exterior Project signage (specifically excluding any signage of Tenant provided pursuant to the terms of this Lease), base building stairwells, elevator cabs, plazas, art work, sculptures, men’s and women’s public restrooms, parking areas, Building mechanical, electrical and telephone closets, and all Common Areas and public areas, including base building restrooms and parking areas servicing the Building and/or the Project (collectively, the “Building Structure”) and the base building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems excepting any portion thereof located within the Premises which was constructed by or for Tenant and/or which exclusively services the Premises (collectively, the “Building Systems”). Notwithstanding anything in this Lease to the contrary, Tenant shall be responsible for all costs to repair the Building Structure and/or Building Systems to the extent required because of Tenant’s use of the Premises for other than normal and customary general office use, or as a result of damage caused by Tenant’s negligence or willful misconduct. Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, furnishings, and systems and equipment therein and exclusively servicing the Premises (including, without limitation, plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta-hot dispensers), in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives and releases any and all rights it may have at law or in equity to make repairs at the expense of Landlord

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for

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Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding anything in this Article 8 to the contrary, Tenant shall have the right, without Landlord’s consent but upon five (5) business days prior notice to Landlord, to make Alterations to the extent such Alterations are cosmetic and non-structural or are estimated to cost less than Fifty Thousand Dollars ($50,000) (“Cosmetic Alterations”), provided that such Cosmetic Alterations do not (i) affect the exterior appearance of the Premises or Building, or (ii) affect the Building’s electrical, ventilation, plumbing, elevator, mechanical, air conditioning or other systems. Notwithstanding that Landlord’s consent shall not be required for any Cosmetic Alterations, Tenant shall otherwise comply with the terms of this Article 8 in connection therewith. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and approved by Landlord (in Landlord’s reasonable discretion), the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term; provided, however, that if Tenant’s request for approval of any Alteration requests a determination by Landlord as to whether or not Tenant shall be required to remove the subject Alteration upon the expiration or earlier termination of this Lease in accordance with the terms hereof, then Landlord shall include in its consent (if granted) notice as to whether the subject Alteration shall be required to be removed prior to the expiration or earlier termination of this Lease, and corresponding repairs made. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to unreasonably obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to unreasonably obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final or conditional lien releases and waivers in connection with Tenant’s payment for work to contractors. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to five percent (5%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant’s contractors and subcontractors shall be required to carry Commercial General Liability insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease.

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8.5 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord. Furthermore, Landlord may, subject to the terms of Section 8.2 of this Lease, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations and/or improvements and/or systems and equipment within the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

8.6 Other Terms. The terms of this Article 8 shall not apply to the Landlord Work or the Tenant Improvements constructed or installed pursuant to the Tenant Work Letter.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Except to the extent caused by the negligence or willful misconduct of Landlord, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising

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from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord and/or the Landlord Parties. Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, “Tenant Parties”) from any and all loss, cost, damage, expense and liability (including, without limitation, reasonable attorneys’ fees) arising from the negligence or willful misconduct of Landlord and/or the Landlord Parties in, on or about the Project, except to the extent caused by the negligence or willful misconduct of the Tenant Parties. Notwithstanding anything to the contrary set forth in this Lease, either party’s agreement to indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are covered by insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. Tenant and Landlord hereby agree that both shall not assert any industrial insurance immunity rights pursuant to Title 51 RCW (as the same may be amended, substituted or replaced) if such assertion would be inconsistent with or otherwise impair the other party’s right to indemnification under this Section 10.1, and, accordingly, each party hereby waives all such industrial insurance immunity rights. The foregoing waiver of industrial insurance immunity rights was specifically negotiated by Landlord and Tenant and is solely for the benefit of the Landlord and Tenant, and their successors and assigns, under the Lease, and is not intended as a waiver of Tenant’s or Landlord’s rights of immunity under such industrial insurance for any other purposes. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

/s/ JBF	/s/ KS
Landlord’s Initials	Tenant’s Initials

10.2 Landlord’s Liability and Fire and Casualty Insurance. Landlord shall carry commercial general liability insurance with respect to the Building during the Lease Term, and shall further insure the Building and the Project during the Lease Term (for the full replacement value to the extent consistent with the practices of landlords of Comparable Buildings) against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage, terrorist acts and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of the Comparable Buildings (provided that in no event shall Landlord be required to carry earthquake or terrorism insurance), and Worker’s Compensation and Employer’s Liability coverage as required by Applicable Laws. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured’s participation

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Tenant shall have the right to maintain the liability insurance required hereunder through an “umbrella policy” of insurance, provided that the policy contains an aggregate per location endorsement that provides the required levels of protection for the Premises and that such umbrella policy shall comply with the terms hereof.

10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of Washington; (iv) be primary and noncontributory insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

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10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies; or (iv) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage

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and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of Washington with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. Tenant’s payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease nor shall Landlord’s payment of monies due Tenant hereunder constitute a waiver by Landlord of any breach or default by Tenant under this Lease.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty percent (20%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of ninety (90) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less and Tenant elects to terminate this

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Lease, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord, provided that in no event shall such costs and expenses exceed $2,000.00 for a Transfer in the ordinary course of business.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 [intentionally omitted];

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

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14.2.6 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.7 The proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, either (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the three (3) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee; provided, however, that Tenant shall not be required to pay to Landlord any Transfer Premium until such time as Tenant has recovered all applicable “Transaction Costs,” as that term is defined in this Section 14.3. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations, and improvements to the Premises in connection with the Transfer, (ii) any free base rent provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, (iv) any lease takeover incurred by Tenant in connection with the Transfer, (v) out-of-pocket costs of advertising the space subject to the Transfer, (vi) any architectural fees paid by Tenant in connection with the Transfer, (vii) any improvement allowance or other economic concessions paid by Tenant to the Transferee in connection with the Transfer, and (viii) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer (collectively, “Transaction Costs”). “Transfer Premium” shall also include, but not be limited to, any cash consideration paid by Transferee to Tenant in connection with such Transfer in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises, Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, in the event of an assignment as to all of the Premises and, in the event of a sublease of more than forty percent (40%) of the rentable square feet of the Premises (when combined with the rentable

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square feet of any other then-in-effect subleases in the Premises), Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. In the event Landlord elects to recapture the Contemplated Transfer Space, then Tenant may, within five (5) business days after receipt of Landlord’s recapture notice, rescind the Intention to Transfer Notice, in which case Landlord’s election to recapture the Contemplated Transfer Space shall be null and void and this Lease shall continue in full force and effect. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer or another qualified officer of Tenant, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than four percent (4%), Tenant shall pay Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease,

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whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment to a transferee of all or substantially all of the assets of Tenant, (ii) an assignment of the Premises to a transferee that is the resulting entity of a merger or consolidation of Tenant with another entity, or (iii) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), shall not be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Except as otherwise expressly set forth in this Lease (and the Tenant Work Letter), upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, except as otherwise provided above, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be deemed a tenancy by sufferance only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the Rent applicable during the last rental period of the Lease Term under this Lease multiplied by 150%. Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises within forty-five

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(45) days following the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term (but in no event more than one (1) time in any calendar year and only in connection with the sale or financing of the Building or Project), Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year, provided that, at Tenant’s option, Landlord shall be required to execute a commercially reasonable confidentiality agreement prior to receipt of any such financial statement. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Following the full execution and delivery of this Lease by Landlord and Tenant, Landlord shall use commercially reasonable efforts to provide Tenant, at Tenant’s sole cost, with a nondisturbance agreement in a commercially reasonable form from Landlord’s presently existing lender holding a first deed of trust on the Project. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

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ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment of all or a substantial portion of the Premises by Tenant; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord;

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

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The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may continue the Lease in effect (whether or not Tenant has abandoned or vacated the Premises) and, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may re-enter and attempt to relet the Premises without terminating this Lease and remove all persons and property from the Premises (which property may be removed and stored in a public warehouse or elsewhere at the sole cost and risk of, and for the account of, Tenant), all without service of notice or resort to legal process and without being deemed guilty of trespass, or any liability of Landlord for any loss or damage which may be occasioned thereby. If Landlord, without terminating this Lease, either (i) elects to re-enter the Premises and attempts to relet the Premises, (ii) takes possession of the Premises pursuant to legal proceedings, or (iii) takes possession of the Premises pursuant to any notice provided by law, then Landlord may, from time to time, make such alterations and repairs as may be necessary in order to relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Lease Term) and at such rent and other terms as Landlord in its reasonable discretion deems advisable. Upon such reletting, all rent received by Landlord from such reletting shall be applied, first to the payment of any indebtedness of Tenant to Landlord (other than for any rent due hereunder); second, to the payment of any costs and expenses of obtaining possession and any such reletting, including the expense of alterations and repairs, brokerage fees and attorneys’ fees; third, to the payment of any rent due and unpaid hereunder. If such rents and any other amounts received from such reletting during any month are less than that to be paid during that month by Tenant, then Tenant shall immediately pay such deficiency to Landlord. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a notice of such intention is given by Landlord to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default. Should Landlord at any time terminate this Lease for any default, in addition to any other remedies it may have, Landlord shall be entitled to the remedy set forth in Section 19.2.1 above, and may recover all damages it may incur by reason of such default, including the cost of recovering the Premises, reimbursement of any brokerage fees incurred by Landlord in connection with this Lease and all rent (accrued or to accrue during the Lease Term) which, at Landlord’s election, shall be accelerated and be due in full on demand.

19.2.4 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1, 19.2.2 and 19.2.3, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

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19.5 Landlord Default.

19.5.1 General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

19.5.2 Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof for the normal conduct of its business, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by the Lease, (ii) any failure to provide services, utilities or access to the Premises as required by this Lease, or (iii) any “Renovations,” as that term is defined in Section 29.29 of this Lease (such set of circumstances as set forth in items (i), (ii) or (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive days after Landlord’s receipt of any such notice or occurs for five (5) non-consecutive days in any twelve (12) months’ period (provided Landlord is sent a notice pursuant to Section 29.18 of this Lease of each such Abatement Event) (the “Eligibility Period”), then the Base Rent and Tenant’s Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises for the normal conduct of its business during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive rent abatement remedy at law or in equity for an Abatement Event. Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

TELECOMMUNICATIONS EQUIPMENT

At any time during the Lease Term, subject to the terms of this Lease, including this Article 21, Tenant may install, at Tenant’s sole cost and expense, up to two (2) satellite dishes, satellite antennae or comparable equipment which shall not exceed 36 inches in diameter or 48 inches in height for each dish or antenna (collectively, the

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“Telecommunications Equipment”) upon the roof of the Building penthouse. Tenant’s right to utilize the roof of the Building penthouse pursuant to the terms hereof shall be non-exclusive. The physical appearance and all specifications of the Telecommunications Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Landlord, and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall be responsible, at Tenant’s sole cost and expense, for (i) obtaining all permits or other governmental approvals required in connection with the Telecommunications Equipment, (ii) repairing and maintaining and causing the Telecommunications Equipment to comply with all Applicable Laws, and (iii) prior to the expiration or earlier termination of this Lease, removal of the Telecommunications Equipment and all associated wiring (and the restoration of all affected areas to the condition existing prior to the installation thereof). In no event shall Tenant permit the Telecommunications Equipment to interfere with the systems of the Building or the Project or any other communications equipment at or servicing the Building or Project. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause related to Tenant’s installation, use, repair or maintenance relating to or in connection with the Telecommunications Equipment. In the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall pay a monthly fee equal to $750 for each piece of Telecommunications Equipment installed by Tenant (the “Telecommunications Fee”) for use of each of the Telecommunications Equipment, which Telecommunications Fee shall be increased by three percent (3%) on an annual basis effective as of the first anniversary of the Lease Commencement Date. In connection with the foregoing, Tenant hereby acknowledges and agrees that the Telecommunications Fee shall be increased on each anniversary of the Lease Commencement Date pursuant to the preceding sentence and not on the date upon which Tenant installs the applicable Telecommunications Equipment.

ARTICLE 22

BACKUP ELECTRIC GENERATOR

At any time during the Lease Term, subject to the terms of this Lease, including this Article 22, Tenant may install, at Tenant’s sole cost and expense, one (1) electric generator (the “Backup Generator”) within approximately 250 square feet of the deck located in the Building parking garage, provided that in the event a different location is required pursuant to Applicable Laws, subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld, conditioned, or delayed, Landlord and Tenant shall designate an alternative location within the Project for installation of the Backup Generator. The location of the Backup Generator in the parking garage will require the loss of three (3) parking spaces, which will be counted against Tenant’s parking allocation in the Building. The physical appearance and all specifications of the Backup Generator shall be subject to Landlord’s reasonable approval, and Landlord may require Tenant to install full height walls around the Backup Generator, and provide adequate exhaust venting, all at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall be responsible, at Tenant’s sole cost and expense, for (i) obtaining all permits or other governmental approvals required in connection with the Backup Generator, (ii) repairing and maintaining and causing the Backup Generator to comply with all Applicable Laws, and (iii) prior to the expiration or earlier termination of this Lease, removal of the Backup Generator and all associated wiring (and the restoration of all affected areas to the condition existing prior to the installation thereof). In no event shall Tenant permit the Backup Generator to interfere with the systems of the Building or the Project. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause related to Tenant’s installation, use, repair or maintenance relating to or in connection with the Backup Generator. In the event Tenant elects to exercise its right to install the Backup Generator, then Tenant shall give Landlord prior notice thereof. Tenant shall pay a monthly fee equal to the then current prevailing monthly parking rate for the three (3) spaces taken up by the Backup Generator (the “Generator Fee”) for use of each of the Backup Generator, which Generator Fee would, as of the date hereof, be equal to $459.00 per month. In connection with the foregoing, Tenant hereby acknowledges and agrees that the Generator Fee shall be increased on each anniversary of the Lease Commencement Date pursuant to the preceding sentence and not on the date upon which Tenant installs the Backup Generator.

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ARTICLE 23

SIGNS

23.1 Full Floors. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Landlord’s cost as Tenant’s initial signage, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program.

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.4 Building Directory. A building directory will be located in the lobby of the Building. Tenant shall have the right, at Landlord’s cost as to Tenant’s initial entry, to display Tenant’s name on such directory.

23.5 Building Signage. In addition to the signage rights expressly set forth in Sections 23.1, 23.2 and 23.3, above, following the Lease Commencement Date, Tenant shall be entitled to the following signage in connection with Tenant’s lease of the Premises (collectively, “Tenant’s Exterior Signage”):

23.5.1 In General.

23.5.1.1 Monument Signage. One (1) name strip on the currently existing multi-tenant monument sign located at the front of the Building.

23.5.1.2 Building Facade Signage. Effective as of January 1, 2013, Tenant shall have the right to install one (1) sign on the Building façade in the location identified on Exhibit G attached hereto.

23.5.2 Specifications and Permits. Tenant’s Exterior Signage shall set forth Tenant’s name and logo as determined by Tenant in its sole discretion; provided, however, in no event shall Tenant’s Exterior Signage include an “Objectionable Name,” as that term is defined in Section 23.5.3, below. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Exterior Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord’s Building standard signage specifications. In addition, Tenant’s Exterior Signage shall be subject to Tenant’s receipt, at Tenant’s sole cost, of all required governmental permits and approvals and shall be subject to all applicable laws and to any covenants, conditions and restrictions affecting the Project. Landlord shall, at no cost to Landlord, use commercially reasonable efforts to assist Tenant in obtaining necessary governmental permits and approvals for Tenant’s Exterior Signage. Tenant hereby acknowledges that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining any of the necessary governmental approvals and/or permits for Tenant’s Exterior Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Exterior Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms and conditions of the Lease shall be unaffected.

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23.5.3 Objectionable Name. To the extent the Original Tenant or Permitted Transferee Assignee desires to change the name and/or logo set forth on Tenant’s Exterior Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). The parties hereby agree that the name “Yammer” or any reasonable derivation thereof, shall not be deemed an Objectionable Name.

23.5.4 Termination of Right to Tenant’s Signage. The rights contained in this Section 23.5 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease) if (i) the Original Tenant continues to lease from Landlord no less than two (2) full floors in the Building, (ii) Tenant is not then in default of this Lease (beyond the applicable notice and cure period set forth in this Lease), (iii) Tenant has not been in default of this Lease (beyond the applicable notice and cure period set forth in this Lease) more than twice during any twelve (12) month period during the Lease Term. In the event that at any time during the Lease Term Tenant fails to meet the requirements set forth in Sections (i), (ii) and (iii), above, Tenant’s rights to the Tenant’s Exterior Signage shall automatically terminate.

23.5.5 Cost and Maintenance. The costs of Tenant’s Exterior Signage and the installation, design, construction and any and all other costs associated with Tenant’s Exterior Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should Tenant’s Exterior Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of the Lease, or upon any earlier termination of Tenant’s right to the Tenant’s Exterior Signage as set forth in Section 23.5.4, above, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Exterior Signage to be removed and shall cause the areas in which such Tenant’s Exterior Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Exterior Signage (reasonable wear and tear excepted). If Tenant fails to timely remove Tenant’s Exterior Signage or to restore the areas in which such Tenant’s Exterior Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The terms and conditions of this Section 23.5.5 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not use the Premises or the Project in any way that violates any applicable law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). Tenant shall, at its sole cost and expense, promptly comply with any Applicable Laws which relate to (i) Tenant’s use of the Premises, (ii) any Alterations made by Tenant to the Premises, and any tenant improvements in the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations are triggered solely by Alterations made by Tenant to the Premises, or the tenant improvements, or use of the Premises for non-general office use. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. Landlord shall be responsible for complying with all Applicable Laws (including, without limitation, those relating to hazardous materials and handicapped access) relating to the Building and Project, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4, above.

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ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after Tenant’s receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after notice from Landlord that the same was not paid when due shall bear interest from the date when due until paid at a rate per annum (the “Interest Rate”) equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15, published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within ten (10) business days following delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment, provided that any such alteration, improvement or repair shall not unreasonably interfere with Tenant’s use of or access to the Premises. Tenant shall have the right to have one of its employees accompany Landlord during any such visits. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform (after any applicable notice and cure period). Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises in connection with any entries under this Article 27 (except under item (B), above). Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, provided that the foregoing shall not limit Landlord’s liability for personal injury or property damage to the extent caused by Landlord’s negligence or

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willful misconduct. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

28.1 Project Parking Facility. Tenant shall have the right, but not the obligation, to rent from Landlord, commencing on the Lease Commencement Date, the amount of parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Building’s covered parking garage. Tenant may increase or decrease the number of parking passes rented by Tenant upon not less than thirty (30) days notice to Landlord. Tenant shall pay to Landlord for automobile parking passes on a monthly basis an amount (the “Parking Charge”) equal to the prevailing rate charged from time to time at the location of such parking passes; provided, however, that during the initial Lease Term, the Parking Charge shall be deemed to be as follows: (i) during the first twelve (12) calendar months of the initial Lease Term, $0.00 per parking pass per month, (ii) commencing on the thirteenth (13th) calendar month of the initial Lease Term and continuing through the thirty-sixth (36th) calendar month of the initial Lease Term, $140.00 per parking pass per month, (iii) commencing on the thirty-seventh (37th) calendar month of the initial Lease Term and continuing through the forty-eighth (48th) calendar month of the initial Lease Term, $150.00 per parking pass per month, and (iv) thereafter, the monthly Parking Charge shall increase by $10.00 per parking pass per year. In addition to the Parking Charge, Tenant shall at all times be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project’s parking facilities) Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided solely for use by Tenant’s (and a Permitted Assignee’s, as applicable) own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant or a Permitted Assignee without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

28.2 Additional Parking.

28.2.1 In Building Additional Parking. Notwithstanding any provision to the contrary in this Lease, Tenant shall have the right to rent additional unreserved parking passes in an amount that, when aggregated with all spaces leased by Tenant under Section 28.1, above, and 28.2.2, below, shall not exceed three (3) unreserved parking passes per each 1,000 rentable square feet of the Premises, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Building’s covered parking garage. Such additional unreserved parking passes shall be subject to the same terms and conditions as the parking passes rented by Tenant under Section 28.1, above; provided, however, the Parking Charge applicable thereto shall be equal to the lesser of (i) the same rate set forth in Section 28.1.1, above, or (ii) the prevailing rate charged from time to time at the location of such parking passes.

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28.2.2 Griffin Lot. For so long as Landlord (or an affiliate of Landlord) owns and controls both the Building and that certain parking area commonly known as Griffin Lot, and is operating the Griffin Lot as a public parking area, then, subject to availability as reasonably determined by Landlord, Tenant shall have the right to rent additional unreserved parking passes, in an amount that, when aggregated with all spaces leased by Tenant under Section 28.1, or 28.2.1, above, shall not exceed three (3) unreserved parking passes per each 1,000 rentable square feet of the Premises, on a month-to-month basis in the Griffin Lot. Such additional unreserved parking passes shall be subject to the same terms and conditions as the parking passes rented by Tenant under Section 28.1, above, provided, however, the Parking Charge applicable thereto shall be equal to the lesser of (i) the same rate set forth in Section 28.1.1, above, or (ii) the prevailing rate charged from time to time at the location of such parking passes. In the event that at any time Landlord (or an affiliate of Landlord) no longer owns and controls both the Building and that certain parking area commonly known as Griffin Lot, or no longer operates the Griffin Lot as a public parking area, Tenant’s rights under this Section 28.2 shall automatically terminate and be of no further force or effect.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Intentionally Deleted.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease that accrues after the date of transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

29.6 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

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29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, provided that the foregoing shall not limit Landlord’s liability, if any, for personal injury and property damage to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

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29.17 Intentionally Omitted.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

c/o Beacon Capital Partners, LLC

11755 Wilshire Boulevard

Suite 1770

Los Angeles, California 90025

Attention: Mr. Jeremy B. Fletcher

and

c/o Beacon Capital Partners, LLC

200 State Street, 5th Floor

Boston, Massachusetts 02109

Attention: General Counsel

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars

Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several. In the event that the Tenant is a married individual, the terms, covenants and conditions of this Lease shall be binding upon the marital community of which the Tenant is a member.

29.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of Washington and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of qualification to do business in the State of Washington.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

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29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of Washington. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF WASHINGTON, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY WASHINGTON LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Washington State High Technology Tax Benefits. At Tenant’s cost and expense, Landlord shall cooperate with all Tenant requests in connection with Tenant’s obtaining of any sales and use tax deferral/waiver (per RCW 82.63 and WAC 458-20-24003) available to high technology businesses in Washington State.

29.29 Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease). Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of

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Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations. Notwithstanding anything in this Section 29.29 to the contrary, Landlord shall use commercially reasonable efforts to perform all Renovations so as to minimize any material, adverse interference with Tenant’s business operations at the Premises.

29.30 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation. Landlord hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Landlord to be in violation of any agreement, instrument, contract, law, rule or regulation by which Landlord is bound, and Landlord shall protect defend, indemnify and hold Tenant harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Landlord’s breach of this warranty and representation.

29.31 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the new Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove any such new Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

29.32 Additional Complimentary Amenities. Subject to the Rules and Regulations set forth in Exhibit D, attached hereto, during the Lease Term and at no additional cost to Tenant, Landlord hereby grants to Tenant a license to use the following amenities currently belonging to the Plaza Center located at 10900 NE 8th St, Bellevue, Washington 98004, provided that Landlord (or an affiliate of Landlord) owns and controls both the Building and the Plaza Center: (i) three (3) conference rooms (including amenities therein, including a whiteboard, conference phone, and, in select rooms, a projection screen and podium), located on the second (2nd) floor of the Plaza Center on a first-come, first-served basis with no greater than three (3) months’ prior reservation; (ii) a fitness center (including separate male and female locker rooms equipped with showers) located on the ground level of the Plaza Center; and (iii) bike racks located inside the Plaza Center’s parking facility. The foregoing shall not obligate Landlord to continue to maintain such amenities during the Lease Term, and Tenant’s rights with respect thereto shall terminate at such time as Landlord, in Landlord’s sole discretion, determines to no longer provide such amenities as a general amenity to the tenants of the Building.

ARTICLE 30

30.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord, concurrently with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 30.3 below (the “L-C Amount”), which L-C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local Bellevue, Washington office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch

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Rating which is not less than “F1”, and a long term Fitch Rating which is not less than “A”(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit F, attached hereto. Notwithstanding the foregoing, Landlord hereby approves Silicon Valley Bank as the “Bank” hereunder. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than one hundred twenty (120) days after the expiration of the Lease Term as the same may be extended, and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the UCP 500 Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under federal or state law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 30 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 30.1 above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 30, and, within ten (10) days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 30. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 30.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s sole and absolute discretion, and the reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) days of billing.

30.2 Application of L-C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 30.1(H) above), draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the

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termination of this Lease. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

30.3 L-C Amount; Maintenance of L-C by Tenant.

30.3.1 L-C Amount. The L-C Amount shall be equal to $2,500,000.00.

30.3.2 Conditional Reduction of L-C Amount. To the extent that on each of the “Dates of Reduction” identified below, Tenant is not then in default of this Lease (beyond the applicable notice and cure period set forth in this Lease), Tenant shall have the right to reduce the L-C Amount as follows:

Date of Reduction	Amount of Reduction	L-C Amount
First day of the forty-third (43rd) full calendar month of the Lease Year	$500,000.00	$2,000,000.00
First day of the fifty-fifth (55th) full calendar month of the Lease Year	$500,000.00	$1,500,000.00
First day of the sixty-seventh (67th) full calendar month of the Lease Year	$500,000.00	$1,000,000.00
First day of the seventy-ninth (79th) full calendar month of the Lease Year	$500,000.00	$500,000.00

In the event of any increase in the L-C Amount pursuant to the terms of Section 30.3.3, below, then the L-C Amount shall be increased accordingly, and the amount of the L-C Amount reductions above shall be appropriately and proportionally recalculated.

30.3.2.1 Alternatively, in the event that at any time during the Lease Term (and provided that Tenant is not then in default of this Lease beyond the applicable notice and cure period set forth in this Lease), Tenant satisfies the “Reduction Conditions identified below, Tenant shall have the right to immediately reduce the then-existing L-C Amount of $500,000.00. In no event, however, shall the L-C Amount as set forth above decrease during any period in which Tenant is in default under this Lease (beyond the applicable notice and cure period), and in no event (whether or not Tenant satisfies such Reduction Conditions) shall the L-C Amount be reduced to an amount less than $500,000.00.

30.3.2.2 In the event that Tenant desires to reduce the L-C Amount as set forth in Section 30.3.2.1 above, then no later than thirty (30) days’ prior to the schedule date of reduction, Tenant shall deliver to Landlord a copy of Tenant’s then most current “Audited Financial Statement” (as that term is defined hereinbelow) evidencing compliance with the Reduction Conditions. For purposes of this Lease, the “Reduction Conditions” shall mean (i) Tenant has completed an Initial Public Offering on a major market exchange (e.g., Nasdaq or the New York Stock Exchange), (ii) Tenant has a current ratio (i.e., current assets divided by current liabilities) greater than two (2),

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and (iii) Tenant has a debt-to-equity ratio of less than one-half (0.5), all as shown on Tenant’s then most current Audited Financial Statement. Such Audited Financial Statements shall be delivered to Landlord not less than thirty (30) days prior to the anticipated date of the conditional reduction in the L-C Amount. “Audited Financial Statement” shall mean Tenant’s most current financial statement prepared in accordance with generally accepted accounting principles and audited by an independent certified public accountant.

30.3.2.3 In the event that Tenant complies with terms and conditions set forth in this Section 30.3.2, Tenant shall have the right to reduce the L-C Amount as set forth above via the delivery to Landlord of either (x) an amendment to the existing L-C modifying the L-C Amount to the amount then required under this Article 30, or (y) an entirely new L-C (in the form and content otherwise required in this Article 30) in the total L-C Amount then required under this Article 30.

30.3.2.4 In the event of any such reduction in the L-C Amount due to Tenant’s satisfaction of the Reduction Condition, Landlord shall have the right at any time during the Lease Term (but no more than two (2) times in twelve (12) calendar months) to request Tenant’s then-most current Audited Financial Statement (which Tenant shall deliver to Landlord within thirty (30) days of such request), and if Landlord determines that Tenant has failed to continue to meet either item (ii) or (iii) of the Reduction Conditions, then the L-C Amount shall immediately increase to the then-applicable L-C Amount based on the schedule set forth at the beginning of this Section 30.3.2, and Tenant shall immediately deliver to Landlord of either (x) an amendment to the existing L-C modifying the L-C Amount to the amount then required under this Article 30, or (y) an entirely new L-C (in the form and content otherwise required in this Article 30) in the total L-C Amount then required under this Article 30).

30.3.3 Increase in L-C Amount. Notwithstanding the initial L-C Amount and the scheduled reductions set forth above, in the event that Tenant exercises its right to lease particular First Offer Space or First Refusal Space, then (I) the L-C Amount shall thereafter be on a proportionate basis based on the rentable square footage of such space, and (II) Tenant shall deliver to Landlord, within ten (10) business days after Tenant’s execution of the applicable amendment to this Lease with respect to such First Offer Space or First Refusal Space, either (y) an additional L-C which, when combined with the L-C then being held by Landlord totals the full L-C Amount then required under this Article 30, or (z) an entirely new L-C in the total L-C Amount then required under this Article 30.

30.3.4 In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 30, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 30.3.3 below. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. If Tenant exercises its option to extend the Lease Term pursuant to Section 2.2 of this Lease then, not later than one hundred twenty (120) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L C or certificate of renewal or extension evidencing the L-C Expiration Date as one hundred twenty (120) days after the expiration of the Option Term. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 30, Landlord shall have the right to either (x) present the L-C to the Bank in accordance with the terms of this Article 30, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease, or (y) pursue its remedy under Section 30.3.3 below. In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably

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estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

30.4 Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) days after Tenant’s receipt of an invoice from Landlord therefor.

30.5 L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes all provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 30 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease.

30.6 Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

30.7 Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:

30.7.1 A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L-C or the Bank’s honoring or payment of sight draft(s); or

30.7.2 Any attachment, garnishment, or levy in any manner upon either the proceeds of any L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

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30.8 Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and all reasonable actual out-of-pocket fees and expenses incurred by Tenant, including bank fees and attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank’s payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD: PLAZA EAST PROPERTY LLC, a Delaware limited liability company		TENANT: APPTIO, INC., a Delaware corporation,

By:	/s/ Jeremy B. Fletcher	By:	/s/ Kurt Shintaffer
	Jeremy B. Fletcher,		Name:	Kurt Shintaffer
	Senior Managing Director		Its:	CFO

By:
Name:
Its:

-52-	PLAZA EAST [Apptio, Inc.]

NOTARY PAGE

STATE OF WA	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that Kurt Shintaffer is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the CFO of APPTIO, INC., a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: 25 May 2012

/s/ Maegan Clare Surbridge

(Seal or stamp)

Maegan Clare Surbridge, Notary Public, State of Washington, Commission Expires 3-12-13

Title: Notary Public

Notary Public in and for the State of WA

My appointment expires: 8/12/13

STATE OF	)
) ss.
COUNTY OF	)

I certify that I know or have satisfactory evidence that                                      is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the                                      of APPTIO, INC., a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated:

(Signature)

(Seal or stamp)

Title:

Notary Public in and for the State of

My appointment expires:

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STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)

On May 25, 2012, before me, Elicia A Hauschild, a Notary Public, personally appeared Jeremy B. Fletcher, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the forgoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Elica A. Hauschild

(Seal) Elicia A. Hauschild, Notary Public – California, Los Angeles County, Commission #1803801, My Commission Expires June 24, 2012

-54-	PLAZA EAST [Apptio, Inc.]

EXHIBIT A

PLAZA EAST

OUTLINE OF PREMISES

EXHIBIT A -1-	PLAZA EAST [Apptio, Inc.]

EXHIBIT A -2-	PLAZA EAST [Apptio, Inc.]

EXHIBIT A -3-	PLAZA EAST [Apptio, Inc.]

EXHIBIT A-1

PLAZA EAST

LEGAL DESCRIPTION

PARCEL A:

LOTS 7, 8, 14, 15 AND 16, G. NASLUND 1ST ADDITION, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 48 OF PLATS, PAGE 93, IN KING COUNTY, WASHINGTON;

EXCEPT THOSE PORTION OF LOTS 8 AND 16, CONVEYED TO THE STATE OF WASHINGTON BY DEED RECORDED JUNE 16, 1953 UNDER RECORDING NO. 4354507;

AND EXCEPT THAT PORTION OF LOT 16 CONDEMNED BY THE STATE OF WASHINGTON UNDER KING COUNTY SUPERIOR COURT CAUSE NO. 524187 FOR HIGHWAY PURPOSES;

(BEING KNOWN AS LOT 7A OF THE DECLARATION OF LOT COMBINATIONS AND AMENDMENT TO EXISTING PLAT, RECORDED MARCH 6, 1985 UNDER RECORDING NO. 8503060855);

TOGETHER WITH THAT PORTION OF 111TH AVENUE NORTHEAST LYING WITHIN SAID PLAT, DESCRIBED AS FOLLOWS;

BEGINNING AT THE NORTHWEST CORNER OF LOT 14 OF SAID PLAT;

THENCE SOUTH 00°34’21” WEST 233.96 FEET ALONG THE WEST LINE OF LOTS 14, 15 AND 16 OF SAID G. NASLUND 1ST ADDITION TO A POINT 50.00 FEET NORTHERLY OF THE CENTERLINE OF NORTHEAST 8TH STREET, MEASURED AT RIGHT ANGLES TO SAID CENTERLINE;

THENCE NORTH 88°40’27” WEST, 30.00 FEET PARALLEL WITH THE CENTERLINE OF SAID NORTHEAST 8TH STREET TO THE CENTERLINE OF 111TH AVENUE NORTHEAST;

THENCE NORTH 00°34’21” EAST, 233.90 FEET ALONG THE CENTERLINE OF SAID 111TH AVENUE NORTHEAST;

THENCE SOUTH 88°46’58” EAST, 30.00 FEET TO THE POINT OF BEGINNING, AS VACATED BY CITY OF BELLEVUE ORDINANCE NO. 3760.

SITUATE IN THE CITY OF BELLEVUE, COUNTY OF KING, STATE OF WASHINGTON.

PARCEL B:

TOGETHER WITH THOSE CERTAIN EASEMENT RIGHTS OF INGRESS, EGRESS AND UTILITIES AS SET FORTH IN AMENDED AND RESTATED AMENDMENT NO. 1 OF EASEMENT AGREEMENT RECORDED DECEMBER 4, 1996 UNDER RECORDING NO. 9612040592, IN KING COUNTY, WASHINGTON;

(BEING AN AMENDMENT AND RESTATEMENT OF THAT CERTAIN EASEMENT RECORDED NOVEMBER 21, 1988 UNDER RECORDING NO. 8811211390, AMENDED BY FIRST AMENDMENT RECORDED MARCH 26, 1996 UNDER RECORDING NO. 9603261373 AND RE-RECORDED APRIL 19, 1996 UNDER RECORDING NO. 9604190535);

SITUATE IN THE CITY OF BELLEVUE, COUNTY OF KING, STATE OF WASHINGTON.

EXHIBIT A-1 -1-	PLAZA EAST [Apptio, Inc.]

EXHIBIT B

PLAZA EAST

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

1.1 Base, Shell and Core of the Premises as Constructed by Landlord. Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of the Premises and (ii) of the floor of the Building on which the Premises is located (collectively, the “Base, Shell, and Core”). The Base, Shell and Core shall consist of those portions of the Premises which were in existence prior to the construction of the tenant improvements in the Premises and shall, as of the date of Landlord’s delivery of the same to Tenant, comply with Applicable Laws to the extent required to allow the legal occupancy of the Premises.

1.2 Landlord Work. Except as otherwise expressly set forth in this Lease and this Tenant Work Letter, Tenant shall accept the Premises from Landlord in existing, “as-is” condition as of the date of this Lease. Notwithstanding the foregoing, however, Landlord shall, at Landlord’s sole cost and expense, cause the following work to be performed (collectively, the “Landlord Work”): (i) Landlord shall remove all of the existing computer and telephone data cabling from the Premises, (ii) Landlord shall upgrade all of the sprinkler head to “Quick Response” sprinkler heads on the fifth (5th), sixth (6th) and seventh (7th) floors of the Building and Premises; and (iii) Landlord shall upgrade the garage lighting of the parking facility servicing the Project, by adding fifty-six (56) new light fixtures throughout the garage. Tenant may not change or alter the Landlord Work. All such Landlord Work shall be performed using Building standard methods, materials, and procedures to be specified by Landlord in its reasonable, good faith discretion.

SECTION 2

TENANT IMPROVEMENTS

2.1 Allowance Amounts.

2.1.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $45.00 per rentable square foot of the Premises for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property at the expiration or earlier termination of the Lease in accordance with the terms of the Lease. Except as expressly set forth in Section 2.4, below, in the event that Tenant fails to use the entire Tenant Improvement Allowance by the first (1st) anniversary of the Lease Commencement Date, then any remaining balance shall revert to Landlord and Tenant shall have no further rights with respect thereto (whether as a Rent credit, cash payment, or otherwise).

EXHIBIT B -1-	[Tenant Name] [Landlord Build-Allowance]

2.1.2 Restroom Allowance. In addition to the Tenant Improvement Allowance, to the extent that the Tenant Improvements contain upgrades to the restroom facilities on the fifth (5th), sixth (6th) and seventh (7th) floors of the Building, then Landlord shall provide an additional improvement allowance (the “Restroom Allowance”) in an amount not to exceed $3.00 per rentable square foot of the Premises, which Restroom Allowance may be used only towards the cost of such restroom upgrades. Tenant may, at its option, also use a portion of the Tenant Improvement Allowance towards the cost of such restroom upgrades. Subject to the terms set forth in this Section 2.1, all references in this Work Letter to the “Tenant Improvement Allowance,” shall be deemed to include the Restroom Allowance.

2.1.3 Test Fit Allowance. In addition to the Tenant Improvement Allowance and the Restroom Allowance, Landlord shall provide Tenant with an additional one-time allowance in the amount of $9.15 per rentable square foot of the Premises to reimburse Tenant for the costs expended by Tenant in connection with the preparation of its initial space plan and “test fit” for the Premises.

In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount that exceeds the sum of (i) the Tenant Improvement Allowance, (ii) the Restroom Allowance, and (iii) the Test Fit Allowance.

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the allowances set forth in Section 2.1 (collectively, the “Allowances”) shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”): (i) payment of the fees of the “Architect”, as that term is defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter, including, without limitation, the “Systems Plans,” as that term is defined in Section 3.4.2 of this Tenant Work Letter (provided that such fees of Landlord and its consultants shall not exceed $7,500.00 in the aggregate), (ii) costs incurred in obtaining any permits required in connection with the Tenant Improvements, (iii) the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”); (v) as to Tenant for costs expended by Tenant as to which Tenant is entitled to reimbursement under Section 2.1 (the “Tenant Reimbursement Payments”). Any Tenant Reimbursement Payments shall be made to Tenant within thirty (30) days after Tenant’s delivery of applicable invoices marked paid, or other reasonable evidence of payment, together with any applicable lien releases; (vi) the “Landlord Supervision Fee,” as that term is defined in Section 4.3.2 of this Tenant Work Letter; and (vi) a portion of the costs of the tenant demising walls and public corridor walls and materials, if any, as designated by Landlord.

2.3 Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the current building standard doors, frames and relites & ceiling, lights and grid (to the extent existing improvements are not being reused) that Tenant will be required to comply with in connection with the Tenant Improvements, unless such Specifications are waived by Landlord. Notwithstanding the foregoing, subject to Landlord’s prior approval, not to be unreasonably withheld, Tenant may construct areas within the Premises containing open ceilings and non-standard lighting and ceiling treatments which do not comply with the Specficiations.

2.4 Tenant Improvement Excess. In the event that following the completion of the Tenant Improvements, the total aggregate final cost of the design, permitting, supervision and construction of the Tenant Improvements, including any increase in such final costs due to any revisions, changes, or substitutions made to any of the “Construction Drawings” (as defined in Section 3.1 of this Tenant Work Letter) or the Tenant Improvements (collectively, the “Total Construction Cost”), is less than the Tenant Improvement Allowance (which for purposes of this Section 2.4, shall not include any of the Restroom Allowance or Test Fit Allowance), then Tenant may elect, upon at least thirty (30) days prior written notice to Landlord given no later than the first (1st) anniversary of the Lease Commencement Date, to use any such excess up to a total of $10.00 per rentable square of the Premises towards the cost of furniture installed in the Premises, moving expenses related to this Lease, cabling installed in the Premises, or as a credit against Base Rent payable under the terms of the Lease.

EXHIBIT B -2-	[Tenant Name] [Landlord Build-Allowance]

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner designated by Landlord (the “Architect”) to prepare certain “Construction Drawings,” as that term is defined in this Section 3.1, as provided for in this Tenant Work Letter. The plans and drawings to be prepared by Architect hereunder, which shall be deemed to include, without limitation, the “Final Working Drawings,” as that term is defined in Section 3.3 of this Tenant Work Letter, along with the Systems Plans, shall collectively be known as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as determined by Architect, and shall be subject to Landlord’s reasonable approval. Landlord agrees that AutoCAD is an acceptable drawing format. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3 shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Further, notwithstanding that any Construction Drawings are reviewed and/or prepared by Landlord or its space planner, architect, engineers and consultants, and/or by Contractor or the “Subcontractors”, as that term is defined in Section 3.4.2, below, as the case may be, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants and/or by Contractor or the Subcontractors, as the case may be, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. Landlord hereby approves JPC Architects as the “Architect” and HST Construction as a possible Contractor.

3.2 Final Space Plan. On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s reasonable approval. Landlord shall provide its approval within five (5) business days of Tenant’s submission of the Final Space Plan.

3.3 Final Working Drawings. On or before the date set forth in Schedule 1, Tenant and the Architect shall complete (i) the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits, and (ii) a detailed description of any overstandard requirements of Tenant in connection with the structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler components of the Tenant Improvements (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s reasonable approval. Landlord shall provide its approval within five (5) business days of Tenant’s submission of the Final Working Drawings.

3.4 Permits; Systems Permits; C of O; Change Orders. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements.

3.4.1 Permits. Architect shall be responsible for obtaining applicable building permits in connection with the construction of the Tenant Improvements (the “Permits”), provided that to the extent that Architect shall be unable to obtain or is delayed in obtaining the Permits due to the design of the Tenant Improvements, as set forth in the Approved Working Drawings, including, without limitation, due to the failure of the Approved Working Drawings, or the improvements set forth therein, to comply with applicable governmental laws, rules, regulations or requirements (in any event, a “Tenant Caused Permit Failure”), such delay shall be considered a “Tenant Delay,” as that term is defined in Section 5.2 of this Tenant Work Letter. Landlord shall cooperate with all Architect requests in connection with Architect’s obtaining of the Permits and/or matters affecting Architect’s ability to obtain the Permits.

3.4.2 Systems Plans; Systems Permits. Landlord shall cause “Contractor,” as that term is defined in Section 4.1, below, and/or the subcontractors retained in connection with the Tenant Improvements (the “Subcontractors”) to prepare structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler system plans

EXHIBIT B -3-	[Tenant Name] [Landlord Build-Allowance]

as reasonably required in connection with the Tenant Improvements (collectively, the “Systems Plans”). Tenant shall cooperate in good faith with Landlord, Contractor and/or the Subcontractors, as applicable, to supply such information as is necessary to allow the Systems Plans to be prepared in a form acceptable to Landlord and which is complete to obtain all applicable permits and in a manner that is consistent with, and is a logical extension of, the Approved Working Drawings (as reasonably determined by Landlord). In connection with the foregoing, Tenant shall provide Landlord, Contractor and/or the Subcontractors with any information reasonably required or requested by Landlord, Contractor and/or the Subcontractors in connection with the preparation of the Systems Plans within two (2) business days following request by Landlord, Contractor and/or the Subcontractors, as the case may be. Tenant shall approve the Systems Plans, in Tenant’s reasonable discretion, within five (5) business days following delivery thereof by Landlord to Tenant. Following receipt of such approval, Landlord shall be responsible for obtaining governmental permits required in connection with the Systems Plans, provided that in the event that any governmental permit required for the Systems Plans shall not be issued or shall be delayed in being issued as a result of the design of the Tenant Improvements, as set forth in the Approved Working Drawings, and/or due to Tenant’s requirements under Section 3.3(ii) of this Tenant Work Letter, and/or due to any other act or omission of Tenant (including, without limitations, any changes requested by Tenant to the Systems Plans), then the same shall constitute a Tenant Delay pursuant to the terms of this Tenant Work Letter (a “Tenant Caused Systems Permit Failure”).

3.4.3 Certificate of Occupancy. Landlord shall be responsible for obtaining a certificate of occupancy, temporary certificate of occupancy, or its legal equivalent, for the Premises (in any event, a “C of O”), provided that to the extent that Landlord causes the construction of the Tenant Improvements to be completed in accordance with the Approved Working Drawings and the Systems Plans and shall not be able to or is delayed in obtaining a C of O, solely because of the Approved Drawings or Systems Plans, the same shall constitute a Tenant Delay pursuant to the terms of this Tenant Work Letter (a “Tenant Caused C of O Failure”). Tenant shall cooperate with all Landlord requests in connection with Landlord’s obtaining of a C of O and/or matters affecting Landlord’s ability to obtain a C of O.

3.4.4 Change Orders. No changes, modifications or alterations in the Approved Working Drawings and/or the Systems Plans may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings and/or the Systems Plans if such change would directly or indirectly delay the “Substantial Completion” of the Premises as that term is defined in Section 5.1 of this Tenant Work Letter.

3.5 Time Deadlines. Tenant and Landlord shall use good faith, commercially reasonable efforts and all due diligence to cooperate with the Architect, Contractor, the Subcontractors, and with each other to complete all phases of the Construction Drawings (including, without limitation, the Systems Plans) and the permitting process and to receive all permits, and with Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant and Landlord agrees to comply with the Time Deadlines.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. A contractor designated by Tenant, subject to Landlord’s prior reasonable approval (the “Contractor”) shall construct the Tenant Improvements. Tenant shall have the right to negotiate a “GMP” contract with the Contractor so that the Contractor can be used for pre-construction estimating and due diligence. Any performance bonds required of the Contractor by Landlord shall be at Landlord’s sole cost and expense.

4.2 Cost Proposal. Within fifteen (15) days after the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same,

EXHIBIT B -4-	[Tenant Name] [Landlord Build-Allowance]

and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date”.

4.3 Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Allowances. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Allowances, and such disbursement shall be pursuant to the same procedure as the Allowances. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount.

4.3.2 Landlord’s Retention of Contractor. With the prior review and approval of Tenant, Landlord shall enter into a “guaranteed maximum price” contract with Contractor (“Construction Contract”) to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal. Landlord shall supervise the construction by Contractor. The Construction Contract shall provide that the Architect is the “architect of record”. Landlord hereby agrees that the Construction Contract shall not be amended (including any change orders) without the prior written approval of Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed. Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) two percent (2%) and (ii) an amount equal to the total hard construction costs of the Tenant Improvements (but not to exceed the Tenant Improvement Allowance). The Landlord Supervision Fee shall cover all Landlord review fees other than reasonable out-of-pocket review fees paid by Landlord to third parties.

4.3.3 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements, except to the extent such claim is a breach hereunder.

4.4 Tenant’s Covenants. Immediately after the Substantial Completion of the Premises, Tenant shall have prepared and delivered to the Building a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

LEASE COMMENCEMENT DATE

5.1 Ready for Occupancy. The Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Premises, and issuance of a certificate of occupancy or its legal equivalent allowing the legal occupancy of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings and the Systems Plans, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

5.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Lease Commencement Date shall occur as set forth in the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in the Lease, as a direct, indirect, partial, or total result of:

5.2.1 Tenant’s failure to comply with the Time Deadlines;

EXHIBIT B -5-	[Tenant Name] [Landlord Build-Allowance]

5.2.2 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.4 Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

5.2.5 Tenant’s request for changes in the Approved Working Drawings or the Systems Plans;

5.2.6 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, the Standard Improvement Package;

5.2.7 Changes to the Base, Shell and Core required by the Approved Working Drawings;

5.2.8 Any Tenant Caused Permit Failure, any Tenant Caused Systems Permit Failure and/or any Tenant Caused C of O Failure; or

5.2.9 Any other acts or omissions of Tenant, or its agents, or employees;

(each, a “Tenant Delay”) then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the date of Substantial Completion of the Premises shall be deemed to be the date the Substantial Completion of the Premises would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not materially interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Tenant and its consultants, vendors, and suppliers access to the Premises for at least four (4) weeks prior to the Substantial Completion of the Premises for the purposes of Tenant testing and fit out of Tenant’s furniture, fixtures, and equipment and installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment, audio visual systems, security, and low voltage cabling) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.

6.3 Tenant’s Representative. Tenant has designated Daniel Butler of JPC Architects as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.4 Landlord’s Representative. Landlord has designated Steven Fogarty as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.5 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

EXHIBIT B -6-	[Tenant Name] [Landlord Build-Allowance]

6.6 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references in this Tenant Work Letter to a “number of days” shall mean and refer to business days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.7 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or cease or delay preparation of the Systems Plans and/or cause Contractor to cease the construction of the Premises (in any such case(s), Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by any Landlord election under this Section 6.7(i) pursuant to the terms of Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT B -7-	[Tenant Name] [Landlord Build-Allowance]

SCHEDULE 1 TO EXHIBIT B

TIME DEADLINES

Dates	Actions to be Performed
A. May 23, 2012	Tenant to deliver Final Space Plan to Landlord.

B. July 24, 2012	Tenant to deliver Final Working Drawings to Landlord.

C. Five (5) business days after the receipt of the Cost Proposal by Tenant	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

SCHEDULE 1 TO EXHIBIT B -1-	PLAZA EAST [Apptio, Inc.]

EXHIBIT C

PLAZA EAST

NOTICE OF LEASE TERM DATES

To:

Re:	Office Lease dated , 20 between , a (“Landlord”), and , a (“Tenant”) concerning Suite on floor(s) of the office building located at , Washington .

Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on for a term of ending on .

2.	Rent commenced to accrue on , in the amount of .

3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to at .

5.	The exact number of rentable/usable square feet within the Premises is square feet.

6.	Tenant’s Share as adjusted based upon the exact number of usable square feet within the Premises is %.

“Landlord”:

,
a

By:
Its:

EXHIBIT C -2-	PLAZA EAST [Apptio, Inc.]

Agreed to and Accepted as of , 20 . “Tenant”:

a

By:
Its:

EXHIBIT C -3-	PLAZA EAST [Apptio, Inc.]

EXHIBIT D

PLAZA EAST

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the downtown Bellevue, Washington area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

EXHIBIT D -1-	PLAZA EAST [Apptio, Inc.]

7. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9. Tenant shall not overload the floor of the Premises, nor, except in connection with normal and customary office decorations, mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent. Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.

10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.

12. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

EXHIBIT D -2-	PLAZA EAST [Apptio, Inc.]

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

27. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

28. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

EXHIBIT D -3-	PLAZA EAST [Apptio, Inc.]

29. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

30. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s reasonable judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D -4-	PLAZA EAST [Apptio, Inc.]

EXHIBIT E

PLAZA EAST

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of                     , 20     by and between                      as Landlord, and the undersigned as Tenant, for Premises on the                      floor(s) of the office building located at                     , Washington                     , certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                     , and the Lease Term expires on                     , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on                     .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Base Rent is $                    .

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of Washington and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

EXHIBIT E -1-	PLAZA EAST [Apptio, Inc.]

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at                      on the                      day of                     , 20    .

“Tenant”:

,
a

By:
Its:

By:
Its:

EXHIBIT E -2-	PLAZA EAST [Apptio, Inc.]

EXHIBIT F

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank

acceptable to the Landlord)

FAX NO. [( ) - ] [Insert Bank Name And Address]
SWIFT: [Insert No., if any]

DATE OF ISSUE:

BENEFICIARY: [Insert Beneficiary Name And Address]		APPLICANT: [Insert Applicant Name And Address]

LETTER OF CREDIT NO.

EXPIRATION AT OUR COUNTERS	DATE:	AMOUNT AVAILABLE: USD [Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                      IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant’s Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON (Expiration Date) AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1. THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

2. BENEFICIARY’S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord’s Name], A [Insert Entity Type] (“LANDLORD”) STATING THE FOLLOWING:

“THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD                      IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]’S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO.                      AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST SIXTY (60) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”

EXHIBIT F -1-	PLAZA EAST [Apptio, Inc.]

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                      AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                      AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                      AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT’S ACCOUNT.

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF             (120 days from the Lease Expiration Date)            .

EXHIBIT F -2-	PLAZA EAST [Apptio, Inc.]

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT). IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE’S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: ‘‘DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO.                     .”

WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.

PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number – (    )             -            ], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number – (    )             -            ] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, (Expiration Date).

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU

EXHIBIT F -3-	PLAZA EAST [Apptio, Inc.]

(PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,

(Name of Issuing Bank)

By:

EXHIBIT F -4-	PLAZA EAST [Apptio, Inc.]

EXHIBIT G

BUILDING FACADE SIGNAGE

EXHIBIT G -1-	PLAZA EAST [Apptio, Inc.]